                                    FORM 11-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


      [X]         ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                  SAVINGS AND SIMILAR PLANS PURSUANT TO
                  SECTION 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934


                     FOR THE FISCAL YEAR ENDED MAY 31, 2002

                         COMMISSION FILE NUMBER: 1-14659

                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)


       Delaware                                     51-0328154
      ------------------                        ------------------
      (State or other                            (I.R.S. Employer
      jurisdiction of                             Identification
      incorporation                                   Number)
      or organization)


                               RODNEY SQUARE NORTH
                            1100 NORTH MARKET STREET
                            WILMINGTON, DE 19890-0001
                            -------------------------
                    (Address of Principal Executive Offices)


                        2000 Employee Stock Purchase Plan

                              (Full title of plan)

1. The 2000 Employee Stock Purchase Plan affords staff members the opportunity to acquire shares of Wilmington Trust Corporation's stock.

2.    a.    The written consent of accountants with respect to the financial statements for the 2000 Employee Stock Purchase Plan is attached hereto as Exhibit 99.1.

      b. The financial statements required to be filed for the 2000 Employee Stock Purchase Plan are attached hereto as Exhibit 99.2.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 2000 Employee Stock Purchase Plan, have signed this Form 11-K as of August 26, 2002.

                              /s/ William J. Farrell, II            (SEAL)
                              --------------------------------------------
                              William J. Farrell, II,
                              Chairman


                              /s/ Howard K. Cohen                   (SEAL)
                              --------------------------------------------
                              Howard K. Cohen

                              /s/ I. Gail Howard                    (SEAL)
                              --------------------------------------------
                              I. Gail Howard

                              /s/ Catharine Z. Ford                 (SEAL)
                              --------------------------------------------
                              Catharine Z. Ford

                              /s/ Gerald F. Sopp                    (SEAL)
                              --------------------------------------------
                              Gerald F. Sopp

The undersigned certify that, to their knowledge, the Form 11-K of Wilmington Trust Corporation's Employee Stock Purchase Plan for the 2001-2002 plan year fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934 and that the information contained in that report fairly presents, in all material respects, the financial condition and results of operation of that plan.

                            /s/ Ted T. Cecala
                            --------------------------------------------
                            Ted T. Cecala
                            Chairman and Chief Executive Officer


                            /s/ David R. Gibson
                            --------------------------------------------
                            David R. Gibson
                            Executive Vice President and Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit Number                     Exhibit                     Page Number

   99.1                  Consent of independent auditors             5


   99.2                  Financial statements                        7